As Filed with the Securities and Exchange Commission on February 13, 2007 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ThermoGenesis Corp.
(Exact name of registrant as specified in its charter)

Delaware	94-3018487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2711 Citrus Road, Rancho Cordova, CA 95742
(Address of Principal Executive Offices) (Zip Code)
2006 Equity Incentive Plan
(Full title of the plan)
Philip H. Coelho, CEO
ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, CA 95742
(Name and address of agent for service)
(916) 858-5100
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum		Proposed maximum
class of securities	Amount to be	offering price per		aggregate offering		Amount of
to be registered	registered	share		price		registration fee
Common Stock underlying 2006 Equity Incentive Plan reserved for future issuance	3,292,977 (1) .	$4.00	(2)	$13,171,908	(2)	$1,409.39	(2)
Total						$1, 409.39

(1)	The amount to be registered is equal to six percent (6%) of the outstanding shares of Company common stock as measured at the end of the Company’s fiscal year, June 30, 2006 (54,882,952). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share prices of the Company’s Common Stock on February 9, 2007, as reported by the NASDAQ Capital Market.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission rules and regulations allow us to “incorporate by reference” the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.
     We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:
(1)	Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006;

(2)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

(3)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006;

(4)	Registrant’s Proxy Statement for the Annual Meeting held on December 11, 2006;

(5)	Registrant’s Current Report on Form 8-K filed on January 4, 2007;

(6)	The description of Securities in Item 1 of the Registration Statement on Form 8A for registration of the Registrant’s common stock pursuant to Section 12(g) of the Exchange Act.

Item 4. Description of Securities.
     The Registrant’s common stock to be offered under this registration statement is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power to indemnify its directors, officers, employees and agents from expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, in which such person is involved by reason of the fact such person were or are directors, officers, employees or agents of the Company, provided that such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such person may not be indemnified if the person has been adjudged liable to the corporation in the performance of such person’s duties to the corporation, unless the Court of Chancery or the court in which such action or suit was brought determines that, in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. To the extent that such person has been successful on the merits or otherwise in defense of any proceeding, the General Corporate Law of the State of Delaware provides that such person shall be indemnified against expenses (including attorney’s fees) reasonably and actually incurred. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or stock redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation contains such a provision.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	2006 Equity Incentive Plan(1)
5.1	Opinion of Bullivant Houser Bailey, PC
23.1	Consent of Bullivant Houser Bailey, PC (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1)	Incorporated by reference to the Company’s current report on Form 14-A filed on December 11, 2006 (File No. 333-82900).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California.

THERMOGENESIS CORP., a Delaware corporation
Dated: 2/8/07	By:	/s/ Philip H. Coelho
Philip H. Coelho,
Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip H. Coelho, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: 2/8/07	By:	/s/ Philip H. Coelho
Philip H. Coelho,
Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Dated: 2/8/07	By:	/s/ Matthew T. Plavan
Matthew T. Plavan,
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Dated: 2/8/07	By:	/s/ George Barry
George Barry,
Director

Dated: 2/8/07	By:	/s/ Hubert E. Huckel
Hubert E. Huckel, M.D.
Director

Dated: 2/8/07	By:	/s/ Patrick McEnany
Patrick McEnany,
Director

Dated: 2/8/07	By:	/s/ Woodrow A. Myers
Woodrow A. Myers Jr, M.D.
Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	2006 Equity Incentive Plan(1)

5.1	Opinion of Bullivant Houser Bailey, PC

23.1	Consent of Bullivant Houser Bailey, PC (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1)	Incorporated by reference to the Company’s current report on Form 14-A filed on December 11, 2006 (File No. 333-82900).